SECURITIES AND EXCHANGE COMMISSION
           Washington, D.C. 20549

                Schedule 13G

  Under the Securities Exchange Act of 1934
             (Amendment No. 11)*


             WEST COAST BANCORP
               --------------
              (Name of Issuer)


         COMMON STOCK, NO PAR VALUE
               --------------
       (Title of Class of Securities)


                 952143-10-5
               --------------
               (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      (Continued on following page(s))














              Page 1 of 4 Pages


CUSIP No. 952143-10-5
13G

1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF
ABOVE PERSON:
     RONALD R. WHITE
     ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
     NOT A MEMBER OF A GROUP

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     UNITED STATES

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER:
     62,000

6.   SHARED VOTING POWER:
     -0-

7.   SOLE DISPOSITIVE POWER:
     62,000

8.   SHARED DISPOSITIVE POWER:
     -0-

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
PERSON:
     62,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
SHARES*:
     NOT APPLICABLE

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:
     0.7%

12.  TYPE OF REPORTING PERSON*
     IN



              *SEE INSTRUCTION BEFORE FILLING OUT!

















                        Page 2 of 4 Pages


ITEM 1.   INFORMATION REGARDING ISSUER
        (a)  NAME:  WEST COAST BANCORP
        (b)   ADDRESS OF PRINCIPAL EXECUTIVE OFFICES:
            4770 Campus Drive, Ste. 250
            Newport Beach, CA 92660-1833

ITEM 2.   INFORMATION REGARDING PERSON FILING
        (a)  NAME:  RONALD R. WHITE

        (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            4770 Campus Drive, Ste. 250
            Newport Beach, CA 92660-1833

        (c)   CITIZENSHIP:   UNITED STATES

        (d)   TITLE OF CLASS OF SECURITIES:
          COMMON STOCK, NO PAR VALUE

        (e)   CUSIP NUMBER:  952143-10-5

ITEM 3.   DESIGNATED SPECIAL PERSON
          NOT APPLICABLE

ITEM 4.   OWNERSHIP
          SEE ITEMS 5-11 ON COVER PAGE WHICH ARE INCORPORATED
          HEREIN BY THIS REFERENCE

ITEM 5.   OWNERSHIP OF 5% OR LESS OF A CLASS
          RONALD R. WHITE HAS CEASED TO BE A FIVE PERCENT OR GREATER BENEFICIAL OWNER OF WEST COAST COMMON STOCK

ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON
          NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY
          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE



















                        Page 3 of 4 Pages


ITEM 10.  CERTIFICATION
          NOT APPLICABLE




SIGNATURE
After a reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:   January 11, 1997
         Providing information
         As of December 31, 1996

                  BY:   ________________________
                        RONALD R. WHITE














































                        Page 4 of 4 Pages